UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report: June 4, 2021

(Date of earliest event reported)

FICAAR, INC.

(Exact name of registrant as specified in its charter)

Georgia (State of Incorporation)	000-1144546 Commission File Number	(IRS EIN)

257 Varet Street

Brooklyn, NY 11206

(Address of principal executive offices)

(212) 719-5290

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter):

☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class Ficaar, Inc. Common Stock	Trading Symbol(s) FCAA	Name of each exchange on which registered. OTC Markets: PINK

Item 1.01 Entry into a Material Definitive Agreement.

On May 27, 2021, FICAAR, Inc. (the “Company”) and Boot Capital LLC (“Boot”) entered into Securities Purchase Agreement whereby Boot purchased a $250,000 convertible promissory note (the “Note”) and a warrant for the right to purchase an additional 250,000 shares of Company Common Stock, subject to adjustments for anti-dilution.

The Note has a term of twelve months and matures on May 27, 2022 (“Maturity Date”), unless earlier converted. The Note accrues interest at a rate of 10% per annum, subject to increase to 22% per annum upon and during the occurrence of an event of default. Interest is payable at the Maturity Date. In the event the Company files a registration statement with the Securities and Exchange Commission, the Maturity Date shall be the earlier of (i) May 27, 2022; or (ii) the date on which the Company has raised at least $1,250,000 under the registration statement.

The Note is convertible at any time after one hundred eighty (180) days, at the holder’s option, into shares of our common stock at a 30% discount to the lowest daily VWAP during the 10-day period immediately preceding conversion. The conversion price is also subject to adjustment due to certain events, including stock dividends, stock splits and in connection with the issuance by the Company of common stock or common stock equivalents at an effective price per share lower than the conversion price then in effect.

Each Warrant is exercisable for a period of five years from the date of issuance at an initial exercise price of $1 per share. The exercise price is also subject to adjustment due to certain events, including stock dividends, stock splits and recapitalizations.

Boot has contractually agreed to restrict its ability to exercise the Warrants and convert the Note such that the number of shares of the Company common stock held by Boot and its affiliates after such conversion or exercise does not exceed 4.99% of the Company’s then issued and outstanding shares of common stock.

On June 8, 2021, the Company entered into a Letter of Intent with Hyedge, Inc., a Delaware corporation (“Hyedge”) to acquire Hyedge as a wholly owned subsidiary through a reverse triangular merger. The Company and Hyedge are currently negotiating the terms of the acquisition and obtaining requisite consents from a majority of Hyedge shareholders. It is anticipated, subject to shareholder consent, that shareholders of Hyedge will receive 0.7 shares of Company Common Stock for each share of Hyedge.

Item 5.01 Changes in Control of Registrant.

On May 27, 2021, David Cicalese, a majority shareholder of the Company (“Cicalese”) entered into a Stock Purchase Agreement with Gail Levy (“Levy”) whereby Cicalese sold 29,900,000 shares of Company Common Stock (the “Shares”) to Levy for $50,000 consideration. The Shares contemplated in this transaction equate to 67.8% of shares of Company Common Stock currently issued and outstanding. As a result of this transaction, Levy has voting control of the Company.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers

Effective May 27, 2021, the Company’s Board of Directors appointed Gail Levy as Chief Executive Officer of FICAAR, Inc. On June 1, 2021, in conjunction with the aforementioned change in control, David Cicalese resigned as Secretary and Chairman of the Board of Directors. On June 9, 2021, a majority of Company shareholders elected Gail Levy as a member of the Board of Directors.

Gail Levy (66), Founder and CEO HFACTOR since 2014, is renowned for her expertise in domestic and international product development, sales, and brand marketing. Ms. Levy is a successful entrepreneur many times over who has achieved much in a wide range of industries. Ms. Levy has had tremendous success in traditional brick and mortar retail market with industry leaders such as Home Depot, Lowes, Sears, and Kmart, among others. As one of the first Internet pioneers, Ms. Levy created a design and fulfillment company of home décor, gifts, and outdoor lifestyle products that became one of the most lucrative resources for commercial giants such as 1-800 Flowers, FTD, Pro Flowers, Hallmark, and Garden.com. Ms. Levy then transferred her start-up prowess to designing fashion hard goods for celebrity notables like Martha Stewart, Katie Brown, Jaclyn Smith, and Christopher Lowell in the tabletop, home and office décor, and garden industries. Ms. Levy’s work has been featured in numerous trade publications, as well as on Oprah, CBS, and NBC.

Ms. Levy has also been a prominent voice in politics and the green movement, founding the White House Millennium Green Committee, a national project of the White House Millennium Council. In this role Ms. Levy brought together public and private groups, including the Department of Agriculture, the Environmental Protection Agency, the Department of Energy, the Department of Justice, the US Forest Service, and countless corporations. In December 1999, after leading the initiative shepherded by First Lady Hillary Clinton, Ms. Levy was honored at a formal ceremony in Washington, D.C.

Item 9.01 Exhibits.

Exhibit No.	Description
10.1	Boot Capital Securities Purchase Agreement dated May 27, 2021
10.2	Boot Capital Convertible Promissory note dated May 27, 2021
10.3	Boot Capital Warrant dated May 27, 2021
10.4	Cicalese/Levy Stock Purchase Agreement dated May 27, 2021
17.1	Resignation of David Cicalese dated June 1, 2021

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 9, 2021	FICAAR, Inc. By: /s/ Gail Levy Gail Levy, CEO